Exhibit 10.1

PERSONAL & CONFIDENTIAL

June 15, 2011

Mr. Scott Krenz
826 West Illinois Avenue
Palatine, IL 60067

Dear Scott:

We are excited that you will be joining Asbury Automotive Group, Inc. (“Asbury”) as Senior Vice President and Chief Financial Officer reporting to me. I am sure that you will make a significant contribution to our company and I look forward to your starting with us on June 27, 2011.

Cash Compensation

Your Target Annualized compensation will be $659,000. This includes base salary and annual bonus at target. The components are as set forth below.

Annual base compensation will be $425,000 and a total target annual bonus opportunity of $ 234,000, which is 55% of your base salary. The bonus for 2011 will be prorated for the portion of the year that you are actually employed. If you start on June 27, 2011, your proration will be 1/2. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2011 and Asbury EBITDA at each level of sales. We will provide you with a copy of this plan.

Signing Bonus

In lieu of relocation assistance, Asbury will pay you a $150,000 signing bonus. Payments will be made over twelve consecutive months and be subject to repayment by you if you terminate your employment before your second anniversary. This allowance will be subject to regular tax withholdings. With this payment we expect you to bear any and all expenses associated with your relocation to Duluth which may include, but are not limited to, temporary living, travel to and from Illinois, home sale assistance, shipment of household goods, new home closing costs, etc.

Equity Grants

An equity grant will be issued to you on your date of hire. This grant of will include 50/50 restricted/performance shares each of which will vest ratably over 3 years, assuming the performance shares are earned. The total value of these shares will be $400,000.

If Asbury resumes dividend payments to our shareholders, you will also receive dividend equivalents for your unvested restricted shares. These dividend equivalents will be accrued and paid out to you in cash when the shares vest.

Unvested restricted shares also count toward your equity holding requirements, which is two times your base salary.

We will provide you with the number of shares as well as instructions on how to login to your own personal website to view your equity details as soon as it is available.

Auto Allowance

You will receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal withholding.

Benefits

We offer an excellent package of benefits including: Family Health, Dental and Vision Care, a 401(k) Plan, Employee LTD, Life and STD. We can provide you the details as you would like.

Vacation

In 2011, you will have 2 weeks of vacation, and 4 weeks of paid vacation annually thereafter.

Termination Protection

You will receive a termination protection agreement providing base salary and benefits continuation for one year in the event you are terminated without cause or you terminate your employment for good reason up to the first three years following your hire date. A separate agreement will be provided to you, which agreement will also include change in control benefits (as discussed below), non-compete, non-disclosure and non-solicitation provisions.

Change in Control

Double trigger with at least six months base salary; the change in control policy is currently under review by the Board of Directors. A separate agreement will be provided to you containing the change in control benefits.

Our offer is contingent upon successful you being elected by the Board to hold this position, completion of a background check, credit check, motor vehicle review and a pre-employment drug test.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/Craig Monaghan

Craig Monaghan
President and CEO
Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position.

/s/Scott Krenz	June 21, 2011

Signature	Date